Exhibit 99.1
Nordstrom Reports Second Quarter 2024 Earnings
•Sales positive across both banners and digital during second quarter
•Reports EPS of $0.72, adjusted EPS of $0.961
•Updates fiscal 2024 outlook
SEATTLE – August 27, 2024 – Nordstrom, Inc. (NYSE: JWN) today reported second quarter net earnings of $122 million, or earnings per diluted share (“EPS”) of $0.72, and earnings before interest and taxes (“EBIT”) of $190 million. Excluding a charge primarily related to supply chain asset impairment, the Company reported adjusted EBIT of $244 million and adjusted EPS of $0.96.1
For the second quarter ended August 3, 2024, net sales increased 3.4 percent versus the same period in fiscal 2023, and total Company comparable sales increased 1.9 percent. Gross merchandise value (“GMV”) increased 3.5 percent. Anniversary Sale timing, with one week shifting from the third quarter to the second quarter, had a positive impact of approximately 100 basis points on net sales compared with 2023. During the quarter, Nordstrom banner net sales and comparable sales each increased 0.9 percent. Net sales for Nordstrom Rack increased 8.8 percent and comparable sales increased 4.1 percent.
“Our second quarter results were solid, and we’re encouraged by the continued topline strength in both banners and the progress we’re making to expand gross margin and increase profitability,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “We’re confident in our outlook for the remainder of the year and look forward to sustaining the momentum we’ve built as we execute on our 2024 priorities.”
In the second quarter, active, women’s apparel, beauty and kids had the strongest growth versus 2023. During the Anniversary Sale, including one day that fell in the third quarter, the top growing categories were beauty, active and home.
“We’re pleased with the Anniversary Sale and the enthusiastic response from our loyal customers. They were highly engaged throughout the event and responded favorably to our assortment, experiences and service,” said Pete Nordstrom, president of Nordstrom, Inc. “We appreciate our team’s continued efforts to help our customers feel good and look their best.”
As previously announced, on August 21, 2024, the board of directors declared a quarterly cash dividend of $0.19 per share, payable on September 18, 2024, to shareholders of record at the close of business on September 3, 2024.
SECOND QUARTER 2024 SUMMARY
•Total Company net sales increased 3.4 percent and comparable sales increased 1.9 percent compared with the same period in fiscal 2023. GMV increased 3.5 percent. The timing shift of the Anniversary Sale, with one day falling in the third quarter of 2024 versus eight days in 2023, had a positive impact on net sales of approximately 100 basis points compared with the second quarter of 2023.
•Nordstrom banner net sales and comparable sales each increased 0.9 percent compared with the same period in fiscal 2023. GMV increased 1.1 percent. The timing shift of the Anniversary Sale had a positive impact on Nordstrom banner net sales of approximately 200 basis points compared with the second quarter of 2023.
•Nordstrom Rack banner net sales increased 8.8 percent and comparable sales increased 4.1 percent compared with the same period in fiscal 2023.
•Digital sales increased 6.2 percent compared with the same period in fiscal 2023. The timing shift of the Anniversary Sale had a positive impact on Company digital sales of approximately 100 basis points compared with the second quarter of 2023. Digital sales represented 37 percent of total sales during the quarter.
•Gross profit, as a percentage of net sales, of 36.6 percent increased 155 basis points compared with the same period in fiscal 2023, primarily due to strong regular price sales and leverage on higher total sales.
•Ending inventory increased 8.3 percent compared with the same period in fiscal 2023, versus a 3.4 percent increase in sales.
•Selling, general and administrative (“SG&A”) expenses, as a percentage of net sales, of 34.4 percent increased 160 basis points compared with the same period in fiscal 2023, due to a charge primarily related to supply chain asset
1Adjusted EBIT and adjusted EPS are non-GAAP financial measures. Refer to the “Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Margin and Adjusted EPS” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

impairment and a 2023 gain on the sale of a real estate asset, partially offset by leverage on higher sales. Excluding the $54 million charge primarily related to supply chain asset impairment, adjusted SG&A expenses, as a percentage of net sales, were 33.0 percent.
•EBIT was $190 million in the second quarter of 2024, compared with $192 million during the same period in fiscal 2023. Adjusted EBIT of $244 million excluded the charge primarily related to supply chain asset impairment.2
•Interest expense, net, of $26 million was flat compared with $26 million during the same period in fiscal 2023.
•Income tax expense was $42 million, or 25.7 percent of pretax earnings, compared with income tax expense of $29 million, or 17.2 percent of pretax earnings, in the same period in fiscal 2023. The increase in the second quarter of fiscal 2024 was driven primarily by the favorable resolution of certain tax matters in the second quarter of fiscal 2023.
•The Company ended the second quarter with $1.5 billion in available liquidity, including $679 million in cash.
STORES UPDATE
To date in fiscal 2024, the Company has opened eleven stores:

City	Location	Square Footage (000s)	Timing of Opening
Nordstrom Rack
Pinole, CA	Pinole Vista Crossing	23	March 7, 2024
Snellville, GA	Presidential Markets	35	March 7, 2024
Kennesaw, GA	Barrett Place	25	March 21, 2024
Macedonia, OH	Macedonia Gateway	28	April 11, 2024
Gilroy, CA	Gilroy Crossing	25	April 25, 2024
Jacksonville Beach, FL	South Beach Regional	30	May 2, 2024
Queen Creek, AZ	Queen Creek Marketplace	28	May 16, 2024
Elk Grove, CA	The Ridge Elk Grove	25	May 30, 2024
Wheaton, IL	Danada Square East	29	May 30, 2024
Oceanside, CA	Pacific Coast Plaza	32	June 6, 2024
Bay Shore, NY	Gardiner Manor Mall	24	June 13, 2024
2 Adjusted EBIT is a non-GAAP financial measure. Refer to the “Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT Margin and Adjusted EPS” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial results.

The Company has also announced plans to open the following stores:

City	Location	Square Footage (000s)	Timing of Opening
Nordstrom Rack
San Antonio, TX	Bandera Pointe	25	September 5, 2024
Franklin, TN	Cool Springs Market	24	September 5, 2024
San Mateo, CA	Bridgepointe Shopping Center	36	September 12, 2024
San Diego, CA	Clairemont Town Square	26	September 19, 2024
Mooresville, NC	Mooresville Crossing	28	September 26, 2024
Houston, TX	Meyerland Plaza	34	September 26, 2024
Mason, OH	Deerfield Towne Center	30	October 3, 2024
Fort Myers, FL	Bell Tower	31	October 10, 2024
Raleigh, NC	Triangle Town Place	32	October 10, 2024
Noblesville, IN	Hamilton Town Center	25	October 17, 2024
Omaha, NE	Village Pointe	30	October 24, 2024
Tarzana, CA	Village Walk	25	November 1, 2024
Davis, CA	The Davis Collection	25	Spring 2025
Matthews, NC	Sycamore Commons	25	Spring 2025
Geneva, IL	Randall Square	25	Spring 2025
Manalapan Township, NJ	Manalapan Commons	26	Spring 2025
Apple Valley, MN	Fischer Marketplace	30	Spring 2025
Houston, TX	Westchase Shopping Center	30	Spring 2025
Morrisville, NC	Park West Village	25	Spring 2025
Coral Springs, FL	Pine Ridge Square	31	Fall 2025
Surprise, AZ	Prasada North	26	Fall 2025

The Company had the following store counts as of quarter-end:

	August 3, 2024	July 29, 2023
Nordstrom
Nordstrom	93	94
Nordstrom Local service hubs	6	7
ASOS | Nordstrom	—	1
Nordstrom Rack
Nordstrom Rack	269	247
Last Chance clearance stores	2	2
Total	370	351

Gross store square footage	26,563,000	26,348,000

FISCAL YEAR 2024 OUTLOOK
The Company updated its financial outlook for fiscal 2024, which also now reflects the charge primarily related to supply chain asset impairment and related tax impacts recorded in the second quarter, as well as estimated accelerated technology depreciation impacts expected in the second half of fiscal 2024:
•Revenue range, including retail sales and credit card revenues, of 1.0 percent decline to 1.0 percent growth versus the 53-week fiscal 2023, which includes an approximately 135 basis point unfavorable impact from the 53rd week
•Comparable sales range of flat to 2.0 percent growth versus 52 weeks in fiscal 2023
•EBIT margin of 3.0 to 3.4 percent of sales
•Adjusted EBIT margin of 3.6 to 4.0 percent of sales3
•Income tax rate of approximately 27 percent
•EPS of $1.40 to $1.70, excluding the impact of share repurchase activity, if any
•Adjusted EPS of $1.75 to $2.05, excluding the impact of share repurchase activity, if any3
CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to provide a business update and to discuss second quarter 2024 financial results and fiscal 2024 outlook at 4:45 p.m. EDT today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13748345, until the close of business on September 3, 2024.
ABOUT NORDSTROM
At Nordstrom, Inc. (NYSE: JWN), we exist to help our customers feel good and look their best. Since starting as a shoe store in 1901, how to best serve customers has been at the center of every decision we make. This heritage of service is the foundation we’re building on as we provide convenience and true connection for our customers. Our interconnected model enables us to serve customers when, where and how they want to shop – whether that’s in-store at more than 350 Nordstrom, Nordstrom Local and Nordstrom Rack locations or digitally through our Nordstrom and Rack apps and websites. Through it all, we remain committed to leaving the world better than we found it.
Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2024, our Form 10-Q for the fiscal quarter ended May 4, 2024, and our Form 10-Q for the fiscal quarter ended August 3, 2024, to be filed with the SEC on or about September 5, 2024. In addition, forward-looking statements contained in this release may be impacted by the actual outcome of events or occurrences related to the Company’s announcement of the exploration of possible avenues to enhance shareholder value and the formation of a special committee of the board of directors to consider any proposal which might be brought forward by members of the Nordstrom family to take the Company private. These forward-looking statements are not guarantees of future performance and speak only as of the date made, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances. In addition, the actual timing, price, manner and amounts of future share repurchases, if any, will be subject to the discretion of our board of directors, contractual commitments, market and economic conditions and applicable Securities and Exchange Commission rules. This earnings release includes references to websites, website addresses and additional materials, including reports and blogs, found on those websites. The content of any websites and materials named, hyperlinked or otherwise referenced in this earnings release are not incorporated by reference into this earnings release or in any other report or document we file with the SEC, and any references to such websites and materials are intended to be inactive textual references only. The information on those websites is not part of this earnings release.
3 Adjusted EBIT margin and adjusted EPS are non-GAAP financial measures. Refer to the “Forward-Looking Non-GAAP Measures” section of this release for additional information as well as reconciliations between the Company’s GAAP and non-GAAP financial expectations.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Six Months Ended
	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Net sales	$3,785	$3,662	$7,006	$6,726
Credit card revenues, net	109	110	223	227
Total revenues	3,894	3,772	7,229	6,953
Cost of sales and related buying and occupancy costs	(2,401)	(2,380)	(4,604)	(4,407)
Selling, general and administrative expenses	(1,303)	(1,200)	(2,456)	(2,304)
Canada wind-down costs	—	—	—	(309)
Earnings (loss) before interest and income taxes	190	192	169	(67)
Interest expense, net	(26)	(26)	(53)	(54)
Earnings (loss) before income taxes	164	166	116	(121)
Income tax (expense) benefit	(42)	(29)	(33)	54
Net earnings (loss)	$122	$137	$83	($67)

Earnings (loss) per share:
Basic	$0.74	$0.85	$0.50	($0.42)
Diluted	$0.72	$0.84	$0.49	($0.42)

Weighted-average shares outstanding:
Basic	164.1	161.7	163.6	161.3
Diluted	168.8	163.2	167.3	161.3

Percent of net sales:
Gross profit	36.6%	35.0%	34.3%	34.5%
Selling, general and administrative expenses	34.4%	32.8%	35.0%	34.3%
Earnings (loss) before interest and income taxes	5.0%	5.3%	2.4%	(1.0%)

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	August 3, 2024	February 3, 2024	July 29, 2023
Assets
Current assets:
Cash and cash equivalents	$679	$628	$885
Accounts receivable, net	277	334	246
Merchandise inventories	2,144	1,888	1,979
Prepaid expenses and other current assets	348	286	400
Total current assets	3,448	3,136	3,510

Land, property and equipment (net of accumulated depreciation of $8,507, $8,251 and $8,254)	3,063	3,177	3,181
Operating lease right-of-use assets	1,353	1,359	1,381
Goodwill	249	249	249
Other assets	530	523	480
Total assets	$8,643	$8,444	$8,801

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,533	$1,236	$1,434
Accrued salaries, wages and related benefits	289	244	375
Current portion of operating lease liabilities	247	240	224
Other current liabilities	1,149	1,102	1,264
Current portion of long-term debt	—	250	249
Total current liabilities	3,218	3,072	3,546

Long-term debt, net	2,615	2,612	2,609
Noncurrent operating lease liabilities	1,370	1,377	1,392
Other liabilities	492	535	580

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 164.2, 162.4 and 161.7 shares issued and outstanding	3,458	3,418	3,388
Accumulated deficit	(2,518)	(2,578)	(2,717)
Accumulated other comprehensive gain	8	8	3
Total shareholders’ equity	948	848	674
Total liabilities and shareholders’ equity	$8,643	$8,444	$8,801

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Six Months Ended
	August 3, 2024	July 29, 2023
Operating Activities
Net earnings (loss)	$83	($67)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization expenses	305	285
Canada wind-down costs	—	220
Asset impairment	51	—
Right-of-use asset amortization	92	86
Deferred income taxes, net	(27)	(17)
Stock-based compensation expense	41	28
Other, net	(12)	(47)
Change in operating assets and liabilities:
Merchandise inventories	(157)	(78)
Other current and noncurrent assets	9	(81)
Accounts payable	172	99
Accrued salaries, wages and related benefits	45	89
Lease liabilities	(130)	(134)
Other current and noncurrent liabilities	56	82
Net cash provided by operating activities	528	465

Investing Activities
Capital expenditures	(204)	(225)
Decrease in cash and cash equivalents resulting from Canada deconsolidation	—	(33)
Proceeds from the sale of assets and other, net	10	29
Net cash used in investing activities	(194)	(229)

Financing Activities
Principal payments on long-term debt	(250)	—
Change in cash book overdrafts	30	18
Cash dividends paid	(62)	(61)
Payments for repurchase of common stock	—	(1)
Proceeds from issuances under stock compensation plans	9	13
Other, net	(10)	(7)
Net cash used in financing activities	(283)	(38)

Net increase in cash and cash equivalents	51	198
Cash and cash equivalents at beginning of period	628	687
Cash and cash equivalents at end of period	$679	$885

NORDSTROM, INC.
ADJUSTED EBIT, ADJUSTED EBITDA, ADJUSTED EBIT MARGIN AND ADJUSTED EPS
(NON-GAAP FINANCIAL MEASURES)
(unaudited; amounts in millions, except per share amounts)
The following are key financial metrics and, when used in conjunction with GAAP measures, we believe they provide useful information for evaluating our core business performance, enable comparison of financial results across periods and allow for greater transparency with respect to key metrics used by management for financial and operational decision-making. Adjusted EBIT, adjusted EBITDA, adjusted EBIT margin and adjusted EPS exclude certain items that we do not consider representative of our core operating performance. The financial measure calculated under GAAP which is most directly comparable to adjusted EBIT and adjusted EBITDA is net earnings (loss). The financial measure calculated under GAAP which is most directly comparable to adjusted EBIT margin is net earnings as a percent of net sales. The financial measure calculated under GAAP which is most directly comparable to adjusted EPS is diluted EPS.
Adjusted EBIT, adjusted EBITDA, adjusted EBIT margin and adjusted EPS are not measures of financial performance under GAAP and should be considered in addition to, and not as a substitute for, net earnings, net earnings as a percent of net sales, operating cash flows, earnings per share, earnings per diluted share or other financial measures performed in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ financial measures and therefore may not be comparable to methods used by other companies.
The following is a reconciliation of net earnings (loss) to adjusted EBIT and adjusted EBITDA and net earnings as a percent of net sales to adjusted EBIT margin:

	Quarter Ended		Six Months Ended
	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Net earnings (loss)	$122	$137	$83	($67)
Income tax expense (benefit)	42	29	33	(54)
Interest expense, net	26	26	53	54
Earnings (loss) before interest and income taxes	190	192	169	(67)
Supply chain asset impairment and other	54	—	54	—
Canada wind-down costs	—	—	—	309
Adjusted EBIT	244	192	223	242
Depreciation and amortization expenses	150	141	302	285
Amortization of developer reimbursements	(15)	(17)	(29)	(35)
Adjusted EBITDA	$379	$316	$496	$492

Net sales	$3,785	$3,662	$7,006	$6,726
Net earnings (loss) as a % of net sales	3.2%	3.8%	1.2%	(1.0%)
EBIT margin %	5.0%	5.3%	2.4%	(1.0%)
Adjusted EBIT margin %	6.4%	5.3%	3.2%	3.6%
The following is a reconciliation of diluted EPS to adjusted EPS:

	Quarter Ended		Six Months Ended
	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Diluted EPS	$0.72	$0.84	$0.49	($0.42)
Supply chain asset impairment and other	0.32	—	0.32	—
Canada wind-down costs	—	—	—	1.91
Income tax impact on adjustments[1]	(0.08)	—	(0.08)	(0.58)
Adjusted EPS	$0.96	$0.84	$0.73	$0.91
1 The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate for the respective non-GAAP adjustment.

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
Our Nordstrom brand includes Nordstrom.com, Nordstrom U.S. stores and Nordstrom Local. Nordstrom also included Canada operations prior to March 2, 2023, inclusive of Nordstrom.ca, Nordstrom Canadian stores and Nordstrom Rack Canadian stores and ASOS | Nordstrom prior to December 2023. Our Nordstrom Rack brand includes NordstromRack.com, Nordstrom Rack U.S. stores and Last Chance clearance stores. The following table summarizes net sales for the quarter and six months ended August 3, 2024, compared with the quarter and six months ended July 29, 2023:

	Quarter Ended		Six Months Ended
	August 3, 2024	July 29, 2023	August 3, 2024	July 29, 2023
Net sales:
Nordstrom	$2,514	$2,491	$4,554	$4,518
Nordstrom Rack	1,271	1,171	2,452	2,208
Total net sales	$3,785	$3,662	$7,006	$6,726

Net sales increase (decrease):
Nordstrom	0.9%	(10.1%)	0.8%	(10.7%)
Nordstrom Rack	8.8%	(4.1%)	11.1%	(7.9%)
Total Company	3.4%	(8.3%)	4.2%	(9.8%)

Digital sales as % of total net sales[1]	37%	36%	35%	36%
1 Sales conducted through a digital platform such as our websites or mobile apps. Digital sales may be self-guided by the customer, as in a traditional online order, or facilitated by a salesperson using a virtual styling or selling tool. Digital sales may be delivered to the customer or picked up in our Nordstrom stores, Nordstrom Rack stores or Nordstrom Local service hubs. Digital sales also includes a reserve for estimated returns.

NORDSTROM, INC.
FISCAL YEAR 2024 FORWARD-LOOKING NON-GAAP MEASURES
(NON-GAAP FINANCIAL MEASURES)
(unaudited)
Our adjusted EBIT as a percent of net sales (“adjusted EBIT margin”) and adjusted EPS outlook for fiscal year 2024 excludes the impacts from certain items that we do not consider representative of our core operating performance. These items include charges primarily related to a supply chain asset impairment in the second quarter of 2024 and accelerated technology depreciation to be recognized in the second half of fiscal 2024.
The following is a reconciliation of expected net earnings as a percent of net sales to expected adjusted EBIT margin included within our Fiscal Year 2024 Outlook:

	52 Weeks Ending February 1, 2025
	Low	High
Expected net earnings as a % of net sales	1.7%	2.0%
Income tax expense	0.6%	0.7%
Interest expense, net	0.7%	0.7%
Expected EBIT as a % of net sales	3.0%	3.4%

Supply chain asset impairment and other	0.4%	0.4%
Accelerated technology depreciation	0.2%	0.2%
Expected adjusted EBIT margin	3.6%	4.0%
The following is a reconciliation of expected diluted EPS to expected adjusted EPS included within our Fiscal Year 2024 Outlook:

	52 Weeks Ending February 1, 2025
	Low	High
Expected diluted EPS	$1.40	$1.70
Supply chain asset impairment and other	0.32	0.32
Accelerated technology depreciation	0.15	0.15
Income tax impact on adjustments	(0.12)	(0.12)
Expected adjusted EPS	$1.75	$2.05

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. Our Adjusted ROIC calculation excludes certain items that we do not consider representative of our core operating performance.
Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following shows the components to reconcile the return on assets calculation to Adjusted ROIC:

	Four Quarters Ended
	August 3, 2024	July 29, 2023
Net earnings	$284	$32
Income tax expense (benefit)	100	(22)
Interest expense	137	137
Earnings before interest and income tax expense	521	147

Operating lease interest[1]	88	85
Non-operating related adjustments[2]	60	380
Adjusted net operating profit	669	612
Adjusted estimated income tax expense[3]	(186)	(141)
Adjusted net operating profit after tax	$483	$471

Average total assets	$8,675	$8,986
Average noncurrent deferred property incentives in excess of operating lease right-of-use (ROU) assets[4]	(137)	(177)
Average non-interest bearing current liabilities	(2,949)	(3,149)
Non-operating related adjustments[2]	143	184
Adjusted average invested capital	$5,732	$5,844

Return on assets	3.3%	0.4%
Adjusted ROIC	8.4%	8.1%
1 Operating lease interest is a component of operating lease cost recorded in occupancy costs. We add back operating lease interest for purposes of calculating adjusted net operating profit for consistency with the treatment of interest expense on our debt.
2 Non-operating related adjustments primarily included supply chain impairment charges and the wind-down of our Canadian operations. See the Adjusted EBIT and Adjusted EBITDA section, as well as our 2023 Annual Report, for detailed information on certain non-operating related adjustments.
3 Adjusted estimated income tax expense is calculated by multiplying the adjusted net operating profit by the adjusted effective tax rate (which removes the impact of non-operating related adjustments) for the trailing twelve-month periods ended August 3, 2024 and July 29, 2023. The adjusted effective tax rate is calculated by dividing adjusted income tax expense by adjusted earnings before income taxes for the same trailing twelve-month periods.
4 For leases with property incentives that exceed the ROU assets, we reclassify the amount from assets to other current liabilities and other liabilities on the Condensed Consolidated Balance Sheets. The current and noncurrent amounts are used to reduce average total assets above, as this better reflects how we manage our business.

NORDSTROM, INC.
ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)
(unaudited; dollars in millions)
Adjusted debt to earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is one of our key financial metrics and we believe that our debt levels are best analyzed using this measure, as it provides a reflection of our creditworthiness which could impact our credit ratings and borrowing costs. This metric is calculated in accordance with our Revolver covenant and is a key component in assessing whether our revolving credit facility is secured or unsecured, as well as our ability to make dividend payments and share repurchases.
Adjusted debt to EBITDAR is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, debt to net earnings, net earnings, debt or other GAAP financial measures. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted debt to EBITDAR is debt to net earnings. The following shows the components to reconcile the debt to net earnings calculation to Adjusted debt to EBITDAR:

August 3, 2024
Debt	$2,615
Operating lease liabilities	1,617
Adjusted debt	$4,232

Four Quarters Ended August 3, 2024
Net earnings	$284
Income tax expense	100
Interest expense, net	103
Earnings before interest and income taxes	487

Depreciation and amortization expenses	604
Operating lease cost[1]	286
Amortization of developer reimbursements[2]	63
Other Revolver covenant adjustments[3]	100
Adjusted EBITDAR	$1,540

Debt to Net Earnings	9.2
Adjusted debt to EBITDAR	2.7
1 Operating lease cost is fixed rent expense, including fixed common area maintenance expense, net of developer reimbursement amortization.
2 Amortization of developer reimbursements is a non-cash reduction of operating lease cost and is therefore added back to operating lease cost for purposes of our Revolver covenant calculation.
3 Other adjusting items to reconcile net earnings to Adjusted EBITDAR as defined by our Revolver covenant include interest income, certain non-cash charges and other gains and losses where relevant. For the four quarters ended August 3, 2024, other Revolver covenant adjustments primarily included supply chain impairment charges and interest income, partially offset by Canada wind-down adjustments. See the Adjusted EBIT and Adjusted EBITDA section, as well as our 2023 Annual Report, for detailed information on certain non-operating related adjustments.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
Free Cash Flow is one of our key liquidity measures and, when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.
Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of calculating a non-GAAP financial measure may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash provided by operating activities. The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Six Months Ended
	August 3, 2024	July 29, 2023
Net cash provided by operating activities	$528	$465
Capital expenditures	(204)	(225)
Change in cash book overdrafts	30	18
Free Cash Flow	$354	$258

INVESTOR CONTACT:	James Duies
Nordstrom, Inc.
InvRelations@Nordstrom.com

MEDIA CONTACT:	Stephanie Corzett
Nordstrom, Inc.
NordstromPR@Nordstrom.com